UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2010

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32661

DELAWARE	87-0638510
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5152 North Edgewood Drive, Suite 200

Provo, Utah 84604

(Address of principal executive offices, including zip code)

(801) 765-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 9, 2010, Raser Technologies, Inc. (the “Company”) entered into an Amendment, Consent and Forbearance Agreement (the “Forbearance Agreement”) with Thermo No. 1 BE-01, LLC (“Thermo”), The Prudential Insurance Company of America, Zurich American Insurance Company and Deutsche Bank Trust Company Americas (“Deutsche Bank”) relating to the repayment of a substantial portion of the debt financing for the Thermo No. 1 geothermal power plant (the “Thermo No. 1 Plant”). In connection with the Forbearance Agreement, on July 9, 2010, Thermo and Deutsche Bank entered into a Second Amendment to Account and Security Agreement (the “Second Amendment, and together with the Forbearance Agreement, the “Amendments”).

Pursuant to the Amendments , the lenders of the debt financing for the Thermo No. 1 Plant will receive an immediate payment of $27 million out of Thermo No. 1 Plant escrow accounts and will waive compliance with applicable debt-related covenants and obligations for the next year. During the next year, but no later than June 29, 2011, the lenders are entitled to receive an additional payment of up to $6 million plus the expenses of the administrative lender and agents (the “Additional Payment”).

The Amendments contemplate that the Company will satisfy the Additional Payment using proceeds from the sale of all or part of its interest in the Thermo No. 1 Plant, but the Amendments permit the Company to satisfy the Additional Payment by using cash from other sources, if available. If the sale includes all of the Company’s interests in the Thermo No. 1 Plant, the lenders are entitled to receive 50% of the proceeds of such a sale up to a maximum of $6 million plus the expenses of the administrative lender and agents. If the sale includes only a portion of the Company’s interests in the Thermo No. 1 Plant, the Company is obligated to pay the lenders $6 million plus the expenses of the administrative lender and agents. After providing for the $27 million payment to the lenders, approximately $3 million currently in the Thermo No. 1 Plant escrow account will remain in escrow and be used for the operation of the Thermo No. 1 Plant and other related expenses. The Thermo No. 1 Plant is currently producing a little over six megawatts available for sale.

A copy of the Forbearance Agreement and the Second Amendment are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Forbearance Agreement and the Second Amendment, does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to these exhibits.

Item 8.01.	Other Events.

As previously discussed in the Company’s Current Report on Form 8-K filed on July 2, 2010, the Company entered into a non-binding Memorandum of Understanding (the “MOU”) on June 28, 2010 with Hyundai Heavy Industries Co. Ltd. (“Hyundai”). The non-binding MOU reflects the Company’s and Hyundai’s intent to collaborate to jointly develop renewable energy and electric vehicles. The MOU is subject to termination for any reason upon thirty days prior written notice, and the MOU terminates automatically on December 31, 2010 if the Company and Hyundai are unable to reach a definitive, binding agreement relating to the terms specified in the MOU.

A copy of the MOU is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The foregoing is only a brief description of the terms of the MOU and such description is qualified in its entirety by reference to the MOU.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment, Consent and Forbearance Agreement, dated July 9, 2010 among Thermo No. 1 BE-01, LLC, The Prudential Insurance Company of America, Zurich American Insurance Company, Deutsche Bank Trust Company Americas, and Raser Technologies, Inc.

10.2	Second Amendment to Account and Security Agreement, dated July 9, 2010, between Thermo No. 1 BE-01, LLC and Deutsche Bank Trust Company Americas

99.1	Memorandum of Understanding, dated June 28, 2010, between Raser Technologies, Inc. and Hyundai Heavy Industries Co. Ltd.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: July 14, 2010	/s/ John T. Perry
John T. Perry
Chief Financial Officer